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             [Letterhead of Hull, Towill, Norman & Barrett, P.C.]


                              March 8, 1995






Merry Land & Investment Company, Inc.
P.O. Box 1417
Augusta, Georgia 30913

     RE: Public Offering of Series C Cumulative Convertible Preferred Stock of Merry Land & Investment Company, Inc. (the "Offering")

Ladies and Gentlemen:

     We have acted as counsel to Merry Land & Investment Company, Inc. (the "Company") in connection with the referenced Offering with respect to:

     (a) The proposed sale of up to 4,600,000 shares of the Company's $2.15 Series C Cumulative Convertible Preferred Stock, without par value, $25 Liquidation Preference (the "Series C Preferred Stock") including the underwriters' overallotment option for 600,000 shares of the Series C Preferred Stock, if exercised; and

     (b) The issuance, from time to time, by the Company of its common stock, without par value (the "Common Stock"), upon conversion or redemption of the Series C Preferred Stock, the aggregate number of shares of Common Stock issuable upon conversion or redemption of the Series C Preferred Stock to be based upon the conversion rate of the Series C Preferred Stock in effect on the date of conversion or redemption.

     We are familiar with the articles of incorporation, as amended, and by-laws of the Company, the Prospectus Supplement dated March 8, 1995 filed with Registration Statement #33-57453 (the "Prospectus Supplement"), and have examined such additional records and public documents as we have deemed necessary for the opinion hereinafter expressed.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized, existing and in good standing under the laws of the State of Georgia.

     2. All proceedings necessary to authorize the offering of the Series C Preferred Stock and the issuance from time to time of the Common Stock upon conversion or redemption of the Series C Preferred Stock have been taken.

     3. The Series C Preferred Stock has been duly authorized and, when sold and paid for in accordance with the Prospectus Supplement, will be validly issued, fully paid and nonassessable.

     4. The Common Stock has been duly authorized and when delivered upon conversion or redemption of the Series C Preferred Stock in accordance with the Prospectus Supplement, will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Form 8-K filed with respect to the Offering and reference to this opinion in the Prospectus Supplement.

                              Very truly yours,




                              HULL, TOWILL, NORMAN
                              & BARRETT, P.C.